Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-52648, 333-120968, 333-148339, 333-159590 and 333-171941) pertaining to the Employee Stock Based Compensation Plans of Endo Pharmaceuticals Holdings, Inc. of our report dated March 26, 2010, with respect to the consolidated financial statements and schedule of Generics International (US), Inc. and Subsidiaries for the year ended December 31, 2009 incorporated by reference in this Form 8-K of Endo Pharmaceuticals Holdings, Inc.

/s/ Ernst & Young LLP

Metro Park, New Jersey

May 31, 2011